EXHIBIT 16.1

[Mitchell & Titus Letterhead]

November 30, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Tyco International (US) Inc. Retirement Savings and Investment Plan VI (Puerto Rico) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of a Form 8-K of Tyco International (US) Inc. Retirement Savings and Investment Plan VI (Puerto Rico) dated November 30, 2006.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Mitchell & Titus LLP